Exhibit 99.1

PROCACCIANTI HOTEL REIT ANNOUNCES UPDATED NET ASSET VALUE PER SHARE

CRANSTON, RHODE ISLAND – JUNE 12, 2026

On June 11, 2026, the board of directors (the “Board”) of Procaccianti Hotel REIT, Inc. (the “PROC Hotel REIT” or the “Company”) at the recommendation of the Audit Committee of the Board, comprised solely of independent directors, approved and established an estimated net asset value (“NAV”) for the Company’s: (i) K-I Shares of $10.17 per share; (ii) K Shares of $10.17 per share; (iii) A Shares of $5.91 per share; and (iv) B Shares of $0.00 per share. The estimated per share NAVs are based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, divided by the approximate number of shares outstanding on a fully diluted basis, calculated as of March 31, 2026 (the “Valuation Date”).

“We are pleased with the consistent estimated per share NAV and believe the high quality assets, best-in-class affiliated property manager, The Procaccianti Group, combined with the transparent, investor-focused K-Share structure continues to drive value for our investors,” said Gregory Vickowski, CFO of PROC Hotel REIT.

The estimated per share NAVs were determined after consultation with the Company’s advisor, Procaccianti Hotel Advisors, LLC, and Robert A. Stanger & Co., Inc., an independent third-party valuation firm.

As of March 31, 2026, the Company owned an interest in five real estate assets. The total aggregate purchase price of these properties was approximately $89.6 million. In addition, through the Valuation Date, the Company had invested $9.2 million in capital improvements on these real estate assets since inception. As of the Valuation Date, the total value of the appraised properties at the Company’s respective ownership interest was approximately $109.3 million. This represents an approximate 10.65% increase in the total value of the real estate assets over the aggregate purchase price and aggregate improvements.

The appraisals were performed in accordance with the Uniform Standards of Professional Appraisal Practice (USPAP), the real estate appraisal industry standards created by The Appraisal Institute, as well as the requirements of the jurisdiction where each real property is located.

The valuation was determined in compliance with the Institute for Portfolio Alternatives’ practice guideline regarding valuations of publicly registered non-listed REITs (“IPA guidelines”). Consistent with the IPA guidelines, the valuation does not include a portfolio premium that may reasonably be expected to accrue in a typical real estate valuation process conducted for transaction purposes, nor does it reflect an enterprise value.

For a full description of the methodology and assumptions used to determine the estimated per share NAVs and the limitations of the estimated per share NAVs, please see PROC Hotel REIT’s Current Report on Form 8-K that was filed with the U.S. Securities and Exchange Commission (“SEC”) on June 12, 2026.

ABOUT PROC HOTEL REIT

PROC Hotel REIT is a Maryland corporation that has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2018. PROC Hotel REIT intends to acquire and own a diversified portfolio of hospitality properties consisting primarily of existing extended-stay, select-service and compact full-service hotel properties that are classified in the “upper midscale,” “upscale,” and “upper upscale” chain scales of the hospitality industry, as defined by Smith Travel Research, and that are operated under widely recognized brands licensed from hotel franchisors. For some of the hotel properties PROC Hotel REIT acquires, it intends to execute a modest value-add strategy, whereby PROC Hotel REIT acquires assets underperforming their full potential in high-demand markets, remedies operational or managerial inefficiencies, implements sophisticated revenue optimization strategies, invests additional capital to improve the competitiveness of the assets, and increases occupancies, average daily rates, and the property value.

PROC Hotel REIT’s sponsor, Procaccianti Companies, Inc. (Est. 1958), is one of the most respected privately-held real estate investment and services firms in the United States, and the initial public offering of PROC Hotel REIT, which terminated on August 13, 2021, was distributed by S2K Financial LLC, a distributor of institutional-based investment programs.

CONTACT

info@s2kco.com

(877)227-4141

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the Company’s expectations regarding the performance of its business and the estimated per share NAVs of the Company’s common and capital stock; any changes to the Company’s distribution policy; the Company’s expectations regarding its future operations and long-term financial prospects, inflationary pressures and interest rate increases. Stanger relied on forward-looking information, some of which was provided by or on behalf of the Company, in preparing its valuation materials. Therefore, neither such statements nor Stanger’s valuation materials are intended to, nor shall they, serve as a guarantee of the Company’s performance in future periods. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as updated by the Company’s subsequent Quarterly Report on Form 10-Q for the period ended March 31, 2026 filed with the SEC. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s Current Report on Form 8-K that was filed with the SEC on June 12, 2026 and in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated per share NAVs.